                                                                   EXHIBIT 10.2

                      Tax Sharing and Indemnity Agreement

          THIS AGREEMENT, dated as of May 14, 1998, is by and between Sony Corporation of America, a New York corporation ("SCA"), and LTM Holdings, Inc., a Delaware corporation ("LTM").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, SCA is the common parent of the Affiliated Group (as defined below) that included the LTM Group (as defined below) for Taxable Years (as defined below) ending prior to the Closing Date ("Prior Years") and SCA filed a consolidated federal income tax return on behalf of the Affiliated Group for such years; and

          WHEREAS, SCA is the common parent of the Affiliated Group that included the LTM Group for the portion of the consolidated federal income tax return year that ended on the Closing Date (the "Current Year") and SCA intends to file a consolidated federal income tax return on behalf of the Affiliated Group for the Taxable Year that includes the Current Year; and

          WHEREAS, as of the Closing Date, the LTM Group will no longer be affiliated with SCA for U.S. federal income tax purposes, but may remain affiliated with SCA for purposes of filing consolidated, combined or unitary state income, franchise or capital tax returns; and

          WHEREAS, SCA and LTM wish to provide for procedures to be followed and for the allocation and payment of consolidated U.S. federal income tax liabilities of the SCA Group for Prior Years and the Current Year, and with respect to consolidated, combined or unitary state income, franchise or capital tax liabilities, for Prior Years, the Current Year and for Future Years, and to provide for certain other tax-related matters.

          NOW, THEREFORE, in consideration of these premises and of the mutual agreements and covenants herein contained, SCA and LTM agree as follows:

          The parties hereto agree as follows:

          1.  Definitions.  For the purposes of this Agreement, the following
              -----------
terms shall be defined as follows:

               (a) "Affiliated Group" shall mean a group of corporations described in Section 1504(a) of the Code which files a consolidated U.S. federal income tax return.

               (b) "AMT" shall mean the alternative minimum tax imposed by
          Section 55(a) of the Code.

               (c) "Closing Date" shall have the meaning set forth in the Master Agreement dated September 30, 1997 among Sony Pictures Entertainment, Inc., Cineplex Odeon Corp. and LTM.

               (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (e) "Final Determination" shall mean the final resolution of liability for any tax governed by this Agreement for a Taxable Year, including any related interest or penalties, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions, except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination, (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions, (iv) by any allowance of a refund or credit in respect of any overpayment of any tax governed by this Agreement, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the tax imposing jurisdiction, or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

               (f) "Future Years" shall mean Taxable Years or portions thereof beginning after the Closing Date.

               (g) "IRS" shall mean the Internal Revenue Service.

               (h) "LTM Group" shall mean LTM and all of its U.S. subsidiaries which are members of the SCA Group and shall also include Star Theatres of Michigan, Inc., a Michigan corporation and S&J Theatres, Inc., a California corporation.

               (i) "LTM Group Separate Tax Liability" for a Taxable Year shall mean the liability for U.S. federal income tax (including AMT and Environmental Tax, if any) (as determined under Section 6 below), and interest, penalties and additions to tax with respect thereto, of the LTM

          Group computed as though the LTM Group filed a consolidated U.S. federal income tax return separate from the SCA Group for such taxable period and all prior taxable periods, which amount shall not be less than zero.

               (j) "SCA Group" shall mean the Affiliated Group for U.S. federal income tax purposes of which SCA is the common parent.

               (k) "SCA Group Tax Liability" for a Taxable Year shall mean the actual liability of the SCA Group for U.S. federal income tax (including AMT and Environmental Tax, if any), and interest, penalties and additions to tax with respect thereto, for such Taxable Year.

               (l) "SCA Separate Group" shall mean the SCA Group, excluding all members of the LTM Group.

               (m) "Taxable Year" shall mean the period for which a U.S. federal income tax return or state income, franchise or capital tax return is made.

          2.  Tax Sharing and Indemnity Agreement.  This is the Tax Sharing and
              -----------------------------------
Indemnity Agreement contemplated by the Master Agreement dated September 30, 1997 by and among Sony Pictures Entertainment Inc. ("SPE"), Cineplex Odeon Corporation and LTM (the "Master Agreement").

          3.  Payment, Indemnity and Consent.  SCA shall pay to the IRS the
              ------------------------------
entire SCA Group Tax Liability and shall indemnify and hold harmless each member of the LTM Group with respect to any SCA Group Tax Liability imposed on such member (including, without limitation, by reason of Section 1.1502-6 of the Treasury Regulations), subject (a) to clause (i) of Sections 4 and 5, (b)
Section 7, and (c) in the case of members of the LTM Group to offset by (and reimbursement of) any amount due to SCA from LTM pursuant to this Agreement. On behalf of itself and each other member of the LTM Group, LTM hereby consents to be included in the consolidated federal income tax return filed by SCA as the common parent of the SCA Group for the Taxable Year that includes the Current Year.

          4.  Prior Years.  If as a result of an audit by a taxing authority or
              -----------
as a result of a court proceeding, the SCA Group Tax Liability (or any component thereof or of the SCA Group's taxable income or loss) for a Prior Year is adjusted, then notwithstanding paragraph 3 hereof (i) if there are adjustments which increase the LTM Group Separate Tax Liability for a Prior Year, the amount of any such increase shall be paid by LTM to SCA and (ii) if there are adjustments which decrease the LTM Group Separate Tax Liability for a Prior Year, the amount of any such decrease shall be paid to LTM by SCA to the extent such amounts have previously been paid by LTM to SCA. SCA and LTM shall cooperate in determining the amounts which have previously been paid by LTM to SCA. Payments by or to LTM required as the result of adjustments shall be made promptly after the Final Determination of such adjustments.

          5.  Current Year.  The portion of the LTM Group Separate Tax Liability
              ------------
for the Current Year not previously accrued prior to the Closing Date shall be estimated by SCA and LTM and the amount of such estimate shall be accrued as a liability of LTM, provided that the LTM Group Separate Tax Liability shall be computed without taking into account the triggering as a result of the transactions contemplated by the Master Agreement of any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 or deferred gain or loss arising out of any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or arising out of any deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 as in effect with respect to transactions occurring in years beginning before July 12,
1995) between a member of the SCA Separate Group and a member of the LTM Group or between members of the LTM Group, and provided further, that any other taxes imposed as a result of the transactions contemplated by the Master Agreement shall be borne by the parties on whom imposed by law, except to the extent expressly provided in this Agreement or in Section 9.3 of the Master Agreement.

          If as the result of an audit by a taxing authority or as a result of a court proceeding, the SCA Group Tax Liability (or any component thereof or of the SCA Group's taxable income or loss) for the Current Year is adjusted, then notwithstanding paragraph 3 hereof (i) if there are adjustments which increase the LTM Group Separate Tax Liability for the Current Year, the amount of any such increase shall be paid by LTM to SCA and (ii) if there are adjustments which decrease the LTM Group Separate Tax Liability for the Current Year, the amount of any such decrease shall be paid to LTM by SCA to the extent such amounts have previously been paid by LTM to SCA. SCA and LTM shall cooperate in determining the amounts which have previously been paid by LTM to SCA. Payments by or to LTM required as the result of adjustments shall be made promptly after the Final Determination of such adjustments.

          6.  Applicable Principles.  The LTM Group Separate Tax Liability shall
              ---------------------
be computed as if the members of the LTM Group filed a separate consolidated tax return for such members, except that such computation shall (1) be consistent with the elections made, and the tax positions taken (or as adjusted pursuant to a Final Determination) in determining the SCA Group Tax Liability, and (2) be in accordance with Sections 4, 5 and 10.

          7.  State Tax Returns, Liability.  If any member of the SCA Separate
              ----------------------------
Group filed with respect to any Prior Year or will file with respect to the Current Year a combined or consolidated state, local or foreign income or franchise tax return with any member of the LTM Group or any return for a tax based on capital that included the capital of any member of the LTM Group, the provisions of Sections 1 through 6 shall apply mutatis mutandis to any such taxes as if such returns were consolidated
      ----------------
U.S. federal income tax returns.

          In the case of Future Years, if members of the SCA Group own, in the aggregate, 50% or less of the voting stock of LTM, members of the SCA Separate Group and the LTM Group shall file a combined or consolidated state, local or foreign income or franchise tax return or return for a tax based on capital (a "Combined Return") only to the extent that and in jurisdictions where they mutually agree to file on such basis. If members of the SCA Group own, in the aggregate, more than 50% of the voting stock of LTM, members of the SCA Separate Group and the LTM Group shall file a Combined Return only to the extent that and in jurisdictions where (i) (A) they file on such basis with respect to the Current Year and (B) the party requesting the filing of a Combined Return provides to the other party an opinion of independent tax accountants or counsel, reasonably satisfactory to the other party, to the effect that members of the SCA Separate Group and the LTM Group meet the ownership requirement threshold necessary to be eligible to file a Combined Return with respect to such jurisdiction, or (ii) they mutually agree to file on such basis. In the event that, in accordance with the preceding sentence, any member of the SCA Separate Group files a Combined Return with any member of the LTM Group for a Future Year, then on each due date for the payment of any taxes relating to any such return (or any portion thereof, including installments of estimated taxes) by SCA or a member of the SCA Separate Group, LTM shall pay or cause to be paid to SCA or such member of the SCA Separate Group an amount equal to LTM's estimate of the tax liability of such member of the LTM Group. A final computation of the liability of such member of the LTM Group shall be made jointly by SCA and LTM no later than 90 days after the filing of such tax return, and any difference between the estimated liability and actual liability of such member of the LTM Group shall be paid by LTM to SCA or by SCA to LTM, as the case may be, within 30 days of such final computation. Further, the provisions of Sections 1 through 4 and Section 6 shall apply mutatis mutandis to
                                                             ----------------
any such taxes as if such returns were consolidated U.S. federal income tax returns; provided, however, that (x) to the extent necessary to implement clause
         --------  -------
(i) of this Section 7, the consent contained in Section 3 shall be considered a consent as to Future Years as well as the Current Year, and (y) for Future Years, the definitions of SCA Group and LTM Group shall be deemed to include any subsidiary of LTM with which any member of the SCA Group is consolidated or combined, whether or not such subsidiary was ever a member of the Affiliated Group of which SCA is the common parent. Any amount borne by LTM (or any other member of the LTM Group) pursuant to this Section 7 shall be considered an item attributable to it in determining the LTM Group Separate Tax Liability for the Taxable Year in which such payment is made or received.

          8.  Tax Returns.  SCA shall prepare (or cause to be prepared) and file
              -----------
(or cause to be filed) on a timely basis all U.S. consolidated federal income tax returns and consolidated, combined or unitary state income, franchise or capital tax returns required to be filed after the Closing Date in respect of or which include members of both the SCA Separate Group and the LTM Group for any Taxable Year that ends prior to or includes the Closing Date. SCA shall cause to be timely paid all taxes shown on such tax returns. Each such tax return shall be prepared on a basis consistent with the prior practice of the SCA Group, except as otherwise required by changes in applicable law. With respect to items for which there is no such prior practice, (i) SCA shall determine the reporting on such tax returns of items relating to the transactions contemplated by the Master Agreement, after consultation with LTM and (ii) SCA shall consult with LTM regarding the reporting on such tax returns of other items for which there is no such prior practice. SCA shall provide LTM with copies of the portions of such tax returns relating to the LTM Group as soon as practicable but in any event no later than 15 days prior to the due date of such returns (including extensions) and LTM shall notify SCA of any objections to such tax returns within 10 days prior to such due date. If SCA and LTM are unable to agree on the method of preparation of any such tax return, SCA shall file such tax return as prepared, except that SCA shall treat those items described in clause (ii) of this Section 8 in the manner determined by LTM provided that LTM shall have provided to SCA an opinion of independent nationally recognized tax accountants or counsel to the effect that such treatment will not result in the imposition of penalties on SCA.

          9.  Contests.  SCA and LTM shall promptly notify each other of any
              --------
assessments, audits or proceedings which could result in an adjustment to the LTM Group Separate Tax Liability for a Prior Year or the Current Year. SCA shall consult with LTM regarding the conduct of any such audit or proceeding and shall not settle or compromise any such audit or proceeding except in good faith and based on the merits of the defense to such adjustment. In the event that LTM requests that SCA accept a settlement of such adjustment offered by the relevant taxing authority, SCA shall either accept such settlement as it relates to LTM, assuming that the relevant taxing authority would accept such settlement, or agree with LTM that LTM's liability hereunder with respect to such adjustment shall be limited to an amount calculated on the basis of such settlement offer and that LTM shall have no liability in excess of such amount with respect to such adjustment following the date of such request.

          10.  Carrybacks.  LTM shall make, and shall cause each member of the
               ----------
LTM Group to make, all available elections under federal, state or local law to relinquish the entire carryback period with respect to losses, credits and other tax attributes attributable to members of the LTM Group arising in any Future Year that could be carried back to a tax return with respect to the Current Year or Prior Years which included any member of the SCA Separate Group. In the case of any tax attributes of members of the LTM Group arising in a Future Year for which no such election is available and which must be carried back, which carry back would have the effect of reducing the amount of the LTM Group Separate Tax Liability for the Current Year or Prior Years, SCA shall apply for a refund relating to the carry back of any such tax attribute and upon receipt of any such refund shall promptly pay to LTM the amount of the resulting reduction in the LTM Group Separate Tax Liability for the relevant Taxable Year, less any expenses described in the following sentence. LTM shall indemnify SCA for any reasonable out-of-pocket expenses incurred in an attempt to obtain such refund provided that SCA provides to LTM evidence, reasonably satisfactory to LTM, as to the amount of such expenses incurred by SCA.

          11.  ERISA Indemnity.  SCA shall indemnify and hold harmless LTM and
               ---------------
its Subsidiaries (including the Transferred SPE Subsidiaries) and their respective officers, directors, successors and assigns from and against any and all obligations, liabilities or expenses (i) arising out of or relating to any Benefit Plan (other than a LTM Benefit Plan) with respect to LTM Employees maintained, sponsored, contributed to, or required to be contributed to, by SCA or any of its Subsidiaries (other than LTM, LTM's Subsidiaries and the Transferred SPE Subsidiaries), including liabilities arising under Title IV of ERISA or (ii) with respect to any liability attributable to the LTM Excluded Employees, including, without limitation, any liabilities arising under Section 6.12(d) of the Master Agreement. Capitalized terms used in this Section 11 that are not defined herein shall have the meanings ascribed to them in the Master Agreement.

          12.  IMAX Assignment and Assumption Indemnity.  Following the Closing,
               ----------------------------------------
LTM shall indemnify and hold harmless SCA and SPE, and their respective successors and assigns, from all actions, causes of action, suits, debts, dues, sums of money, accounts, claims and demands arising under (i) that certain Lease Agreement (the "Ground Lease") dated as of May 21, 1992 between SPE and Lincoln Metrocenter Partners, L.P., (ii) that certain Letter Agreement (the "Letter Agreement") dated as of March 3, 1995 between SCA and IMAX Corporation ("IMAX") (solely to the extent that it relates to the lease of IMAX equipment in San Francisco, California and specifically not with respect to the lease of IMAX equipment in Berlin, Germany), (iii) that certain System Lease Agreement (the "IMAX Lease" and, together with the Ground Lease and the Letter Agreement, the "Assigned Agreements") dated as of May 28, 1992 between SPE and IMAX, respectively, by reason of any matter, cause, contract (whether written or oral), course of dealing or thing whatsoever arising during, or in respect of the period after the effective date of the assignment of the Assigned Agreements, in each case to the extent provided in the letter agreement dated May 14, 1998 attached hereto as Exhibit A.

          13.  Guaranties and Related Indemnity.  LTM shall use its reasonable
               --------------------------------
best efforts to be substituted in all respects for SCA and its affiliates, effective as of the Closing, in respect of all guaranties and similar obligations in favor of, or for the benefit of, LTM or its subsidiaries, and to cause SCA and its affiliates to be released from such guaranties or obligations. Following the Closing, with respect to any such guaranty or obligation for which no such substitution and release is effected, LTM shall indemnify SCA against any costs or expenses in respect of any such guaranty or obligation.

          14.  Cooperation.  SCA and LTM shall, and shall cause their respective
               -----------
affiliates to, reasonably cooperate in the preparation and filing of tax returns, and the preparation and defense of audits and proceedings relating to tax returns.

          15.  Exclusive Agreement.  This Agreement and any agreements executed
               -------------------
in connection herewith (including the Master Agreement and any agreements executed in connection therewith) constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith.

          16.  Successors, Governing Law.  This Agreement and all of the
               -------------------------
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          17.  Confidentiality.  Each party shall hold and cause its consultants
               ---------------
and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 16. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Tax Sharing and Indemnity Agreement as of the date first above written.

                              SONY CORPORATION OF AMERICA


                              By   /s/ Marinus N. Henny
                                  ---------------------------------
                                  Name:  Marinus N. Henny
                                  Title:  Executive Vice President



                              LTM HOLDINGS, INC.


                              By   /s/ Joseph Sparacio
                                  ----------------------------------
                                  Name:  Joseph Sparacio
                                  Title: Vice President and Controller

Solely for purposes of Section 12 hereof:

SONY PICTURES ENTERTAINMENT INC.



By   /s/ Ronald N. Jacobi
   --------------------------------
   Name:   Ronald N. Jacobi
   Title:  Executive Vice President
           and General Counsel

                                                                       Exhibit A
                              LTM Holdings, Inc.
                               711 Fifth Avenue
                           New York, New York 10022


                                 May 14, 1998


SONY PICTURES ENTERTAINMENT INC.
10202 West Washington Boulevard
Culver City, California 90232-3195

     RE: LEASE between LINCOLN METROCENTER PARTNERS, as landlord, and SONY PICTURES ENTERTAINMENT INC., as tenant dated May 21, 1992 (the "Lincoln Lease") and SYSTEM LEASE AGREEMENT dated May 28, 1992 between IMAX CORPORATION AND SONY PICTURES ENTERTAINMENT INC., as amended, (THE "IMAX LEASE").

Gentlemen/Gentlewomen:

     In order to induce (a) Sony Pictures Entertainment Inc. ("SPE") to assign to Loews Lincoln Theatre Holding Corp. ("Loews Lincoln") SPE's interest in, and all the rights, duties and obligations of SPE under (a) the lease between Lincoln Metrocenter Partners, as landlord, and Sony Pictures Entertainment Inc., as tenant dated May 21, 1992 (the "Lincoln Lease") and System Lease Agreement dated May 28, 1992 between IMAX Corporation and Sony Pictures Entertainment Inc., as amended (the "IMAX Lease"), and (b) Sony Corporation of America ("SCA") to assign to Loews California Theatres, Inc., SCA's interest in, and all the rights, duties and obligations of SCA under, the Letter Agreement with IMAX Corporation dated March 3, 1995 (the "Letter Agreement") solely to the extent that it relates to the lease of IMAX equipment in San Francisco, California, LTM Holdings, Inc. which will be renamed Loews Cineplex Entertainment Corporation, ("LCE"), the holder of all the issued and outstanding stock of Loews Lincoln, hereby covenants and agrees to, and shall, indemnify, defend, and hold harmless SPE, SCA, their respective affiliates, and their respective officers, directors and employees (individually and collectively the "Indemnitee") from and against any and all losses, liabilities, damages, claims, demands, obligations, actions, settlements, costs and expenses (including, without limitation, court costs and attorneys' fees) which the Indemnitee (or any of them) may suffer, sustain, incur, pay, expend or lay out by virtue, as a result of or in respect of, in connection with and/or based upon or arising out of, directly or indirectly, any and/or all of the covenants, agreements, representations, duties and/or obligations of (i) SPE as the Tenant under the Lincoln Lease and for each and every breach by LCE or its subsidiaries of any and/or all such covenants, agreements, representations, warranties, duties and/or obligations by LCE or its subsidiaries, (ii) SPE under the IMAX Lease and for each and every breach by LCE or its subsidiaries of any and/or all such covenants, agreements, representations, warranties, duties and/or obligations by LCE or its subsidiaries, and (iii) SCA under the Letter Agreement and for each and every breach by LCE or its subsidiaries of any and/or all such covenants, agreements, representations, warranties, duties and/or obligations by LCE or its subsidiaries; excluding any indemnification obligation owing to IMAX under the IMAX Lease arising out of or in connection with the anti-cartel or other litigation instituted in Germany by Big Screen Cinema Projektgesellschaft mbH against IMAX pertaining to the construction and installation of IMAX equipment at the Sony Center in Berlin.

     The Indemnitee shall promptly notify LCE of any claim or other matter with respect to which indemnification will be sought hereunder; provided, however,
                                                           --------  -------
that the failure so to notify LCE of such claim shall not relieve LCE of its obligations hereunder.

     LCE shall control the defense and settlement of any such claim or other matter in reasonable cooperation with the Indemnitee by counsel of its own choice, which counsel shall be reasonably satisfactory to Indemnitee except that
(i) other than by the payment of monetary damages, LCE shall not enter into any settlement or other agreement binding upon the Indemnitee without its consent,
(ii) the Indemnitee may participate in any action, suit, or other legal proceeding as to which indemnification is provided hereunder, at its own expense by counsel of its own choice, and (iii) if the Indemnitee shall have reasonably concluded and notified LCE that a conflict may exist between the positions of LCE and the Indemnitee, that there may be specific defenses available to the Indemnitee different from or additional to those available to LCE or that such claim involves or could affect matters beyond the scope of the obligation herein, in which event LCE shall not have the right to direct the defense of such aspects of the claim or other matter as are specified in the notice and the Indemnitee shall at LCE's cost and expense conduct the defense of said aspects of such claim or other matter.

                                   Very truly yours,


                                   LTM HOLDINGS, INC.

                                   by  /s/ John C. McBride, Jr.
                                       ----------------------------------------
                                   its Senior Vice President, General Counsel
                                       ----------------------------------------
                                       and Assistant Secretary
                                       ----------------------------------------

Accepted and Agreed to
SONY PICTURES ENTERTAINMENT INC.

by  /s/ Ronald N. Jacobi
    ----------------------------------
its Executive Vice President and
    ----------------------------------
    General Counsel
    ----------------------------------


SONY CORPORATION OF AMERICA

by  /s/ Marinus N. Henny
    ----------------------------------
its Executive Vice President
    ----------------------------------

                                       2